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                                                                    EXHIBIT 99.1

CONTACT:
Jerry Wong
Poet Holdings, Inc.
(650) 577-2500
jerry.wong@poet.com

                   POET HOLDINGS, INC. ANNOUNCES FIRST QUARTER
                            REVENUES OF $2.2 MILLION

SAN MATEO, CALIFORNIA -- APRIL 23, 2002 -- Poet Holdings, Inc. (Neuer Markt:
POXA), a leading provider of supplier enablement solutions, today announced financial results for the three month period ended March 31, 2002.

Revenues for the first quarter of fiscal 2002 decreased 21%, to $2.2 million, as compared with revenues of $2.7 million for the quarter ended March 31, 2001. The net loss for the quarter ended March 31, 2002 was $2.4 million, or $0.22 per share, based on weighted average shares outstanding of approximately 10,877,000, compared to a net loss of $3.6 million, or $0.34 per share, for the quarter ended March 31, 2001, based on weighted average shares outstanding of approximately 10,784,000. Revenues from the sale of products for the first quarter of fiscal 2002 decreased 21%, or $0.4 million, to $1.4 million as compared with product revenues of $1.8 million for the quarter ended March 31, 2001.

"We are satisfied with our overall financial results for the quarter ended March 31, 2002, given that the global economic environment remained quite challenging. A number of deals for our eSupplier Solutions products were delayed; however, we anticipate that some of the delayed transactions will be completed during the second quarter of fiscal 2002," said Dirk Bartels, Poet CEO and President. "We believe that we will attain total revenue levels of approximately $2.5 to $2.7 million for the second quarter of fiscal 2002. During the first quarter of fiscal 2002, we closed a number of new major accounts for eSupplier Solutions, including Mitsubishi Chemical, and we entered into a reseller agreement with our strategic partner, Deutsche Telekom. We anticipate that Deutsche Telekom will become an important channel partner for Poet and help us to penetrate the small to medium size supplier markets in Germany and Western Europe. Our FastObjects database products performed well despite the challenging economic environment.

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We closed deals with several new accounts, including Becton Dickinson and
Philips. We believe these deals emphasize the value of our embedded database component in high tech equipment."

"We have significantly reduced our net loss in the quarter ended March 31, 2002, compared to the same quarter in 2001. We continue to invest in product and market development, and we believe that Poet and its products and services are well positioned in the market. We had approximately $19.3 million in cash reserves as of March 31, 2002 and believe we remain financed to grow our business to profitability."

Product license revenues attributable to Poet eSupplier Solutions products decreased approximately $438,000, or 61%, to $281,000 in the quarter ended March 31, 2002, from approximately $719,000 in the quarter ended March 31, 2001. Product license revenues attributable to Poet's object database product line, FastObjects, increased approximately $58,000, or 5%, to $1,129,000 in the quarter ended March 31, 2002, from approximately $1,071,000 in the quarter ended March 31, 2001. Total consulting and training revenues decreased approximately $136,000, or 29%, to $328,000 in the quarter ended March 31, 2002, from $464,000 in the quarter ended March 31, 2001. Total support and maintenance revenues decreased approximately $65,000, or 13%, to $430,000 in the quarter ended March 31, 2002, from $495,000 in the quarter ended March 31, 2001.

Total costs and operating expenses for the quarter ended March 31, 2002 decreased approximately $2.1 million, or 31%, to $4.7 million as compared to $6.8 million for the same period in 2001. Selling and marketing expenses decreased approximately $1.8 million, or 44%, to $2.3 million in the quarter ended March 31, 2002 as compared to $4.1 million in the quarter ended March 31, 2001 primarily as a result of decreased sales and marketing personnel and related expenses.

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About Poet Holdings, Inc.

Poet Holdings, Inc. offers comprehensive supplier enablement applications for B2B eCommerce. The Poet eSupplier Solutions product family helps enterprises to establish new business relationships with their partners, customers and buying organizations, and to efficiently develop new distribution channels through electronic marketplaces.

The Company also provides "FastObjects by Poet", the award-winning object database designed for management of complex data in embedded systems and applications.

Poet Holdings, Inc. is headquartered in San Mateo, California, with offices throughout the US and Western Europe. The Company is traded on the Frankfurt Stock Exchange (Neuer Markt: POXA). For more information, visit www.poet.com or call 650-577-2500.


                                       ###

This press release contains forward-looking statements, including statements such as "anticipate" and "believe" based on current expectations that involve risks and uncertainties. Actual results, events and performance may differ from those expressed or implied in such forward-looking statements due to various factors, including: our future financial performance and results of operations, including anticipated revenue, cash usage and net loss from operations; sufficiency of our cash reserves to fund our business; the timing and amount of customer orders; demand for and market acceptance of our products and services; development of markets for our products and services; the U.S. and global economies; currency exchange fluctuations; interest rate fluctuations; revenue projections and other risks identified in our Securities and Exchange Commission filings, including our report filed on Form 10-K for the fiscal year ended December 31, 2001. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Investors should consult our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 31, 2001, for further information regarding these and the other risks of our business.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in our Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

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                      POET HOLDINGS, INC. AND SUBSIDIARIES
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and par value amounts)

                                     ASSETS

                                                                    March 31,     December 31,
                                                                      2002           2001
                                                                    --------       --------
Current assets:
     Cash and equivalents                                            $  7,305       $ 10,905
     Short term investments                                            11,957         10,899
     Accounts receivable (net of allowances of $480 and $508
       in 2002 and 2001, respectively)                                  2,243          1,993
     Inventories and other current assets                                 390            450
                                                                     --------       --------
        Total current assets                                           21,895         24,247
Property, furniture and equipment, net                                    974          1,074
Long term investments                                                      --             --
Other assets                                                              350            317
                                                                     --------       --------
Total assets                                                         $ 23,219       $ 25,638
                                                                     ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                $    555       $    582
     Accrued liabilities                                                1,612          1,564
     Deferred revenue                                                     957            890
     Current portion of debt (including capital lease
       obligations)                                                        --             57
                                                                     --------       --------
        Total current liabilities                                       3,124          3,093
                                                                     --------       --------
Long term obligation
Stockholders' equity:
     Preferred stock, $0.001 par value; 3,000,000
       shares authorized; no shares outstanding                            --             --
     Common stock, $0.001 par value; 100,000,000
       shares authorized
     Shares outstanding:  2002 - 10,876,912 ; 2001 - 10,876,912            11             11
     Additional paid in capital                                        66,331         66,331
     Deferred stock compensation                                         (100)          (126)
     Accumulated deficit                                              (46,353)       (43,954)
     Accumulated other comprehensive income                               206            283
                                                                     --------       --------
        Total stockholders' equity                                     20,095         22,545
                                                                     --------       --------
Total liabilities and stockholders' equity                           $ 23,219       $ 25,638
                                                                     ========       ========

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                      POET HOLDINGS, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                             Three Months Ended
                                                                  March 31,
                                                             2002           2001
                                                           --------       --------
Revenues:
      Product                                              $  1,410       $  1,790
      Consulting and training                                   328            464
      Support and maintenance                                   430            495
                                                           --------       --------
Total revenues                                                2,168          2,749
                                                           --------       --------
Costs and operating expenses:
      Cost of product                                            92             66
      Cost of consulting and training                           307            260
      Cost of support and maintenance                           364            319
      Selling and marketing                                   2,302          4,080
      Research and development                                  921          1,146
      General and administrative                                665            865
      Amortization of deferred stock compensation (*)            26             56
                                                           --------       --------
                  Total costs and operating expenses          4,677          6,792
                                                           --------       --------
Operating loss                                               (2,509)        (4,043)
                                                           --------       --------
Other income (expense):
      Interest expense                                           (1)            (9)
      Interest income and other, net                            137            475
                                                           --------       --------
      Total other income (expense), net                         136            466
                                                           --------       --------
Loss before income taxes                                     (2,373)        (3,577)
Income tax expense                                              (26)           (39)
                                                           --------       --------
Net loss                                                   $ (2,399)      $ (3,616)
                                                           ========       ========
Other comprehensive loss                                        (77)          (173)
                                                           --------       --------
Comprehensive loss                                         $ (2,476)      $ (3,789)
                                                           ========       ========
Basic and diluted net loss per share                       $  (0.22)      $  (0.34)
                                                           ========       ========
Shares used in computing basic and
  diluted net loss per share                                 10,877         10,784
                                                           ========       ========

(*) Amortization of deferred stock compensation
    Cost of consulting and training                        $      3       $      6
    Cost of support and maintenance                               1              3
    Selling and marketing                                        11             24
    Research and development                                      8             17
    General and administrative                                    3              6
                                                           --------       --------
                                                           $     26       $     56
                                                           ========       ========